Exhibit 23.4

Ernst & Young Ltd Aeschengraben 27 P.O. Box CH-4002 Basel	Phone +41 58 286 86 86 www.ey.com/ch

Zurich, 12 June 2023

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement on Form F-3 (No. 333-272452), and the related prospectus of UBS Group AG for the guarantee of the senior debt securities issued by Credit Suisse (USA), Inc. and to the incorporation by reference therein of our reports dated 3 March 2023, with respect to the consolidated financial statements of UBS Group AG and UBS AG, and the effectiveness of internal control over financial reporting of UBS Group AG and UBS AG, included in its Annual Report (Form 20-F) for the year ended 31 December 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd

Ernst & Young Ltd